Exhibit 10.10

PURCHASE AND SALE AGREEMENT

BETWEEN

SG UPTOWN BUCKHEAD – ATLANTA, LLC

AS SELLER

AND

RRE OPPORTUNITY OP II, LP

AS PURCHASER

AS OF MARCH 19, 2015

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of March 19, 2015 (the “Effective Date”), by and between SG Uptown Buckhead – Atlanta, LLC, (“Seller”), a Georgia limited liability company and RRE Opportunity OP II, LP, a Delaware limited partnership (“Purchaser”).

WITNESSETH:

In consideration of the Earnest Money (hereinafter defined) and the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Purchaser and Seller agree follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase all of Seller’s right, title and interest in the following:

(a) that certain tract or parcel of land situated in Atlanta, Fulton County, Georgia, more particularly described on Exhibit A, together with all the rights, privileges, interests, easements, hereditaments and appurtenances pertaining to such parcel of land, including any right, title and interest of Seller in and to adjacent streets, alleys, gaps or gores, or rights-of-way, if any (the “Land”);

(b) all the buildings, structures, fixtures and other improvements located on the Land, including specifically that certain apartment complex known as “Uptown Buckhead” and having an address of 3707 Roswell Road NE, Atlanta, GA 30342 (the “Improvements”);

(c) all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property owned by Seller and used exclusively in connection with the operation of the Land and the Improvements (the “Personal Property”), a description of common area personal property, including maintenance inventory, is listed and described on Exhibit N;

(d) all agreements listed and described on Exhibit B (the “Lease Schedule”), pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the “Leases”) together with all refundable deposits paid to Seller under the Leases; and

(e) (i) all assignable contracts and agreements listed and described on Exhibit C (the “Service Contracts Schedule”), relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as hereinafter defined) (collectively, the “Service Contracts”) and (ii) all rights, titles, interests and privileges owned by Seller, if any, and related to or used in connection with the ownership, use or operation of the Land and Improvements, including, without limitation, all assignable warranties and guaranties (expressed or implied) existing with respect to the Improvements or the Personal Property, assignable telephone numbers, telefax numbers, trade names and trademarks (including the name “Uptown Buckhead” and derivations thereof), the domain name: www.uptownbuckheadapts.com together with related URLs (collectively, the “Domains”), logos, licenses, permits, air rights, certificates of occupancy, signs, social media accounts and the logo, photo, video and e-brochure files for Uptown Buckhead, telephone listings and numbers, engineering plans and studies, floor plans and landscape plans (collectively, the “Intangibles”).

1.2 Property Defined. The Land, the Improvements, the Personal Property, the Leases, the Service Contracts and the Intangibles are sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. Seller will convey good and marketable title (title that a nationally recognized title issuer will insure, at standard promulgated title insurance premium rates) to the Property subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article 3 hereof.

ARTICLE 2

PURCHASE PRICE & EARNEST MONEY

2.1 Purchase Price. The purchase price for the property is the sum of Thirty Two Million, Five Hundred Thousand Dollars ($32,500,000) (the “Purchase Price”).

2.2 Payment of Purchase Price. The Purchase Price is payable in full at Closing, without reduction, adjustment or setoff (other than as expressly authorized with respect to the closing adjustments and prorations set forth in Article 9), in cash by federal wire transfer of immediately available funds to a bank account designated by the Title Insurer in writing to Purchaser prior to Closing.

2.3 Earnest Money. Within three (3) business days after the Effective Date, Purchaser must deposit with Trinity Title Insurance Agency, Inc. (the “Escrow Agent”), the sum of five hundred thousand Dollars ($500,000) (the “Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. The Deposit, together with any interest earned on such sums is also referred to herein as the “Earnest Money”. Escrow Agent will invest the Deposit at a banking institution reasonably acceptable to Purchaser. Such account will have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account. In the event the Deposit is not actually received by the Escrow Agent within the time period specified, this Agreement will become null and void and of no further force or effect whatsoever.

ARTICLE 3

TITLE AND SURVEY

3.1 Seller’s Title and Survey Deliveries.

(a) Prior to, or contemporaneously with, the receipt by Seller of a fully executed counterpart of this Agreement, Seller will deliver to Purchaser:

(i) a copy of Seller’s existing owner’s policy of title insurance; and

(ii) a copy of Seller’s most recent survey of the Property (the “Existing Survey”).

(b) Not later than five business (5) days following receipt by Seller of a fully executed counterpart of this Agreement, Purchaser will cause a nationally recognized title insurer (with Escrow Agent as title agent thereof) to deliver to Purchaser a current commitment for title insurance (the “Title Commitment”) issued by the title insurer, along with legible copies of all documents of record referred to therein.

3.2 Title Examination and Survey. Purchaser shall have the right to examine Seller’s title to the Property, including, without limitation, matters of survey. In the event Purchaser is not satisfied with any matter (including without limitation as set forth in Section 1.3 hereof) of title disclosed by the Title Commitment or any matter of survey, Purchaser shall give written notice thereof to Seller by 5:00 p.m. on March 25, 2015. Seller shall have the right, but not the obligation, to cure any such objections to Seller’s title at or prior to Closing, except that Seller shall be obligated to discharge and remove all mortgage liens, judgment liens, tax liens, mechanics liens and other monetary type liens which can be discharged by the payment of a sum certain which results from or arises from an act by Seller or as a result of work or materials furnished to the Property at the request of Seller (collectively, the “Monetary Liens”). Seller shall notify Purchaser within two business (2) days after receipt of Purchaser’s notice raising title objections of whether Seller elects to cure the same, and a failure to notify shall be deemed an election not to cure. If Seller fails or elects not to cure any of Purchaser’s objections prior to Closing (other than Monetary Liens) or in the event any matter of title or matter of survey which adversely affects the Property arises after the date of the Title Commitment and prior to Closing, Purchaser, at its election, may either (i) terminate this Agreement, whereupon the Escrow Agent shall return the entire Earnest Money to Purchaser and neither party will have any further rights, duties or obligations hereunder (other than those which expressly survive a termination hereof), or (ii) waive such objection and consummate the transactions contemplated hereby without reduction in the Purchase Price. For the purposes of this Agreement, the term “Permitted Exceptions” shall mean: (A) current taxes not yet due and payable; (B) residential (and not commercial) tenants in possession (but only to the extent set forth on the Rent Roll or new leases entered into prior to Closing in accordance with the terms of this Agreement) under unrecorded residential leases affecting the Property, as residential tenants only without any rights to purchase the Property; and (C) all items of record shown on the Title Commitment or the Existing Survey, or any updates thereto, and (i) not subject to objection by Purchaser hereunder, (ii) not timely objected to by Purchaser or (iii) timely objected to by Purchaser, with a subsequent waiver or deemed waiver. At the Closing Seller shall convey to Purchaser, good and marketable fee simple title to the Property, subject only to the Permitted Exceptions.

ARTICLE 4

INFORMATION AND INSPECTION

4.1 Seller’s Deliveries. Seller has or will promptly make available to Purchaser certain documentation pertaining to the Property (the “Information Documents”) to the extent available and in the possession or control of Seller, Fogelman Management Group LLC (the “Manager”), which has been retained by Seller to manage the Property, and/or Seller’s investment advisors retained to provide advice with respect to the ownership, operation, and sale of the Property. The Information Documents are listed and described on Exhibit M.

4.2 Reliability of Information. Except as otherwise provided herein, the Information Documents and any additional information requested by Purchaser are being furnished to Purchaser for information purposes only. Purchaser acknowledges and agrees that it is accepting the Information Documents and other documents with the understanding that the information therein has been compiled by persons and entities other than Seller, and Seller has not verified and does not independently certify that the information contained therein is true, correct or complete in all respects. With respect to the third-party reports, Purchaser further acknowledges and agrees that it understands and has been informed by Seller that Seller has not and does not adopt or ratify the findings of the third-party consultants who prepared the third-party reports, does not represent that the third-party reports are accurate in all respects, and does not warrant or represent that the third-party reports can or should be relied upon by Purchaser in making its investment decisions concerning the Property.

4.3 Inspection Period Defined. As used in this Agreement, the term “Inspection Period” means the period commencing March 16, 2015 and ending at 5:00 p.m. Eastern Time on March 27, 2015; provided, however, Purchaser shall not be entitled to enter upon the Property until Purchaser has complied with all of the obligations of Purchaser as set forth in Section 4.5 (pertaining to Purchaser’s obligation to provide Seller with certain insurance protection with respect to Purchaser’s inspection rights).

4.4 Purchaser’s Right to Inspect. During the Inspection Period (as hereinafter defined), Purchaser shall have the right to conduct its due diligence examination, review, inspection and investigation of the Property to determine the suitability of the Property as an investment by Purchaser, at its sole cost and expense. In addition to such other activities that Purchaser may determine to be appropriate or desirable to carry out such due diligence, Purchaser may at its election undertake any or all of the following activities: (a) examine the books and records maintained by Seller and Manager with respect to the Property; (b) interview Seller with respect to the operation and management of the Improvements; (c) examine the physical structures and components of the Improvements, including, without limitation, the life safety systems, electrical, mechanical, and HVAC systems; (d) conduct studies to determine that the Property and the operation thereof complies with all requirements of all governmental agencies and authorities having jurisdiction with respect thereto, including, without limitation matters of zoning, building code compliance, compliance with the Americans with Disabilities Act; (e) make such studies and investigations, conduct such tests and surveys and engage such independent contractors, environmental engineers, environmental consultants, and experts as necessary to enable Purchaser to evaluate any and all environmental risks associated with the ownership and operation of the Property and its compliance with “Environmental Laws” (as defined in Section 4.13); (f) conduct such investigation as is prudent with respect to the requirements of the USA Patriot Act of 2001, the Bank Secrecy Act, Executive Order 13324 (66 Fed. Reg. 49079) and other similar governmental requirements; (g) investigate all matters relating to the zoning, use and compliance with other applicable laws which relate to the use and occupancy of the Property; and (h) otherwise CONDUCT A COMPLETE AND THOROUGH INVESTIGATION AND EXAMINATION OF THE PROPERTY. Purchaser intends to retain such consultants, independent contractors, agents, representatives and other professional advisors (collectively with Purchaser’s affiliates and its affiliates’ employees, “Purchaser Parties”) in connection with Purchaser’s due diligence of the Property. From and after the Effective Date and until the earlier to occur of termination of this Agreement or Closing, Purchaser and Purchaser Parties will have the right during normal business hours, upon no less than twenty-four (24) hours’ notice to Seller, to enter upon the Property for the purpose of examining, inspecting and testing the Property in accordance with this Section 4.4. Seller shall reasonably cooperate with Purchaser in scheduling such inspections and investigations and Seller shall have the right, but not the obligation, to accompany Purchaser during such inspections and investigations. Purchaser and its agents and representatives will at all such times maintain the insurance coverages required under this Section 4.5. In addition to providing such 24 hour notice, Purchaser will provide Seller with a general description of such inspections and any anticipated need to interview specified personnel. Purchaser will not unreasonably disturb or interfere with the operation, management or use of the Property by Seller, Manager or the tenants under the Leases. Neither Purchaser nor any of its agents or contractors may conduct so-called invasive and/or “Phase II” environmental testing on or about the Property without the prior written consent of Seller, which consent may be given or withheld at Seller’s reasonable discretion and may be further conditioned upon such adequate bonds and additional security as Seller may reasonably require to protect itself and the Property from loss, damage or injury.

4.5 Indemnity and Liability Insurance. Purchaser will be responsible for any and all losses, damages, charges and other costs associated with its examinations, inspections, and other activities conducted as a part of its due diligence, and immediately after conducting any such activities, Purchaser must return the Property to substantially the same condition as existed prior to such examinations, inspections and other activities. Purchaser must discharge any liens that attach against the Property as a result of its inspections by payment, bonding off or otherwise removing such liens promptly on demand. Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, charges, actions, costs, suits, damages, injuries, or other liabilities which arise, either directly or indirectly, from Purchaser’s or Purchaser Parties’ entry onto the Land and Improvements prior to Closing, provided such indemnification shall exclude any such claims, charges, actions, costs, suits, damages, injuries, or other liabilities arising from (i) the mere discovery or disclosure of existing conditions that are not exacerbated by Purchaser or Purchaser Parties and (ii) the gross negligence or willful misconduct of Seller . In order further to protect Seller from any such loss, damage, charge and other costs, Purchaser has provided Seller with evidence of liability insurance which complies with the requirements set forth on Exhibit D. Purchaser’s liability pursuant to this Section 4.5 will survive any termination of this Agreement for any reason whatsoever.

4.6 Purchaser’s Right to Terminate. At any time prior to the expiration of the Inspection Period, Purchaser has the right to elect to terminate this Agreement if Purchaser determines, in its sole discretion, not to proceed with the purchase of the Property. Any such election must be in writing, and upon timely receipt thereof by Seller, $400,000 of the Deposit together with all interest accrued on the entire Deposit will be refunded in full to Purchaser and $100,000 of the Earnest Money will be paid in full to Seller unless Seller fails or elects not to cure any of Purchaser’s title and survey objections prior to Closing and/or the Purchaser’s Phase I Environmental Assessment reflects evidence of potential environmental conditions or issues in connection with the Property, in which case the $100,000 of Earnest Money will be paid in full to Purchaser; and thereupon this Agreement will be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination by Purchaser. If Purchaser does not exercise the right to elect to terminate this Agreement, the Earnest Money will become non-refundable at 5:00 p.m. on March 27, 2015, except as otherwise provided herein, and such payment will credited against the Purchase Price at Closing.

4.7 Continuing Agreement. If Purchaser does not elect to terminate this Agreement prior to the expiration of the Inspection Period, then: (a) this Agreement will remain in full force and effect, and (b) PURCHASER WILL BE DEEMED TO HAVE ACCEPTED THE PROPERTY ON AN “AS IS” BASIS, SUBJECT ONLY TO THE TERMS OF THIS AGREEMENT AND THE TERMS AND CONDITIONS SET FORTH IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING (“SELLER’S CLOSING DOCUMENTS”), and (c) Purchaser will be deemed and agreed to accept title to the Property subject to the Permitted Exceptions, subject to Purchaser’s right to object to matters of title and survey arising after the date of the Title Commitment in accordance with Section 3.2. In the event Purchaser does not elect to terminate this Agreement, then Seller’s sole obligation with respect to the physical condition of the Property will be to deliver possession thereof to Purchaser in substantially the same physical condition, normal wear and tear excepted, as existed as of the expiration of the Inspection Period, subject to the requirements set forth in Article 7. PURCHASER HAS AGREED TO ACCEPT POSSESSION OF THE PROPERTY AT CLOSING ON AN “AS IS” BASIS. SELLER AND PURCHASER AGREE THAT THE PROPERTY WILL BE SOLD “AS IS” AND EXCEPT AS SET FORTH IN ARTICLE 5, SUCH SALE WILL BE WITHOUT REPRESENTATION OR WARRANTY BY SELLER OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY SUCH REPRESENTATION OR WARRANTY.

4.8 “AS IS” Defined. As used in this Agreement, the term “AS IS” means, as and where the Property presently exists as of the expiration of the Inspection Period, including, without limitation, all faults, defects, claims, liens, and other conditions of every kind or description with respect to (a) the physical and environmental condition of the Property, including defects seen and unseen and conditions natural and artificial, (b) the Permitted Exceptions, (c) the Service Contracts, (d) the financial operation and condition of the Property, (e) compliance with all laws, ordinances, rules and regulations to which the Property is subject, (f) all claims, demands, actions or causes of action that relate in any way to the property or the ownership and operation thereof, whether known or unknown, and (g) all other matters related in any way to the ownership and operation of the Property, whether known or unknown, subject to, however, and without limitation of any express terms and provisions of this Agreement.

4.9 Confidential Information. Purchaser acknowledges and agrees that Seller, Manager and certain of their affiliates may have the following confidential information concerning the Property: internal evaluations and appraisals, loan files pertaining to mortgage financing obtained or considered for the Property by Seller or its agents, advisors, and contractors, personnel files related to present and past employees of Seller (if any) and Manager and their affiliates, and privileged attorney-client communications. Purchaser hereby disclaims any interest in examining any such confidential information and agrees that such information does not constitute a part of the Information Documents and that the withholding of such information is not in violation of any duty or obligation owed to Purchaser under this Agreement or otherwise, regardless of the content thereof.

4.10 Intentionally Omitted.

4.11 Hazardous Materials. Except as expressly set forth in Section 5.5, Seller makes no representation whatsoever regarding: (a) compliance with “Environmental Laws” as that term is hereinafter defined and (b) the presence, location or scope of any materials, waste, contaminates, pollutants, mold, fungus, bacteria or other substances or conditions which are toxic, dangerous, radioactive, disease causing, carcinogenic, infectious, caustic, or contain petroleum products or by-products, asbestos, heavy metals, or are defined as toxic, dangerous to health or otherwise hazardous by reference to any Environmental Laws. As used in this Agreement, “Environmental Laws” means collectively Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), and any other federal, state or local environmental legislation or ordinances applicable to the Property.

4.12 Availability of Information. Purchaser acknowledges that it understands that the Information Documents and other information concerning the Property may be located in more than one location. PURCHASER ASSUMES THE RESPONSIBILITY TO NOTIFY SELLER OF THE FILES AND DOCUMENTS PURCHASER WISHES TO INSPECT. ALL SUCH FILES AND DOCUMENTS (OTHER THAN CONFIDENTIAL INFORMATION AS DESCRIBED IN SECTION 4.9) WILL BE MADE AVAILABLE FOR PURCHASER’S INSPECTION, REVIEW AND COPYING, AND TO THE EXTENT POSSIBLE TO DO SO WITHOUT UNDUE BURDEN OR EXPENSE, SELLER WILL USE REASONABLE EFFORTS TO COLLECT SUCH DOCUMENTS AND FILES FOR SUCH INSPECTION, REVIEW AND COPYING AT THE PROPERTY.

4.13 Information From Agents. In making its investment decisions with respect to the Property, including its decision to elect or not elect to terminate this Agreement during the Inspection Period, Purchaser may interview Manager, the other parties to the Service Contracts, and Seller’s employees, agents, contractors, and investment advisors. Although Seller is willing to cooperate with Purchaser in connection with its due diligence activities and will instruct Manager and Seller’s employees (if any), agents, contractors, and investment advisors to cooperate with Purchaser and its agents, contractors and consultants, Seller is unwilling to sell the Property to Purchaser unless there is a clear understanding between the parties that Seller will not have any liability with respect to any opinions, statements, warranties, representations, or other information furnished to Purchaser by such employees, agents, contractors, and investment advisors, unless expressly incorporated in this Agreement as Seller’s representations. Accordingly, Purchaser releases and discharges Seller from any and all damage, injury, or loss suffered by Purchaser as a result of: (a) any and all such statements, information, opinions and other matters furnished by such employees, agents, contractors, and investment advisors of Seller, except to the extent expressly incorporated in this Agreement as a representation of Seller, and (b) any omission to disclose information or withholding of information by any such employees, agents, contractors, and investment advisors of Seller, unless done at the express direction of an officer of Seller and Purchaser was not aware of such omission or withholding.

ARTICLE 5

SELLER’S WARRANTIES & REPRESENTATIONS

5.1 Seller’s Authority, Etc. Seller has been duly organized and is validly existing and in good standing under the laws of the State of Georgia. Seller is duly qualified to do business and is in good standing in the State of Georgia. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller and to consummate or cause to be consummated the transactions contemplated herein in accordance with the terms hereof. The person signing this Agreement on behalf of Seller is authorized to do so and may bind the Seller without the joinder or co-signature of any other person.

5.2 No Litigation. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or, to Seller’s actual knowledge, threatened against or involving the Property, Seller or the transaction contemplated by this Agreement.

5.3 The Leases. Seller is the lessor or landlord or the successor lessor or landlord under the Leases. Except as set forth in the Lease Schedule, there are no leases or occupancy agreements to which Seller is a party affecting the Property. There are no lease brokerage agreements, leasing commission agreements, or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than as disclosed in Exhibit C (Seller to pay all commissions, due, payable or owing, with respect to Leases entered into or options to renew exercised prior to Closing, where the tenant has taken occupancy). All of the information set forth in the Lease Schedule is true, accurate, and complete in all material respects and true and correct copies of the Leases have been provided or made available to Purchaser. All the Leases are in full force and effect and, to Seller’s knowledge, free from material defaults. No tenant has been given free rent, any concession in the payment of rent or any abatement of rent (except as set forth in the Lease Schedules). No tenant under any Lease is entitled to any leasehold improvement allowance, or work to be performed by the landlord thereunder which has not been performed or payment against its obligation to pay rent; and no Lease grants and no tenant or other occupant has any right of first refusal or option to purchase the Property or any portion thereof. There are no commercial tenants of the Property, all tenancies being residential in nature. The remaining term of any tenant’s lease does not exceed thirteen (13) months in the aggregate.

5.4 Notices of Violations or Actions. Seller has not received any written notification from any governmental or public authority (a) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding, or (b) that any work is required to be done upon or in connection with the Property, where such work remains outstanding. Seller has not received any written notification from any governmental or public authority that the Property is the subject of any pending or threatened condemnation proceedings.

5.5 Environmental Notices. Except as set forth in any environmental assessment reports in Seller’s possession and disclosed to Purchaser or as otherwise disclosed to Purchaser, to Seller’s knowledge, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there is any violation of any Environmental Laws.

5.6 Service Contracts. The Service Contracts Schedule (Exhibit C) is a true, correct, and complete list of the Service Contracts in effect with respect to the Property as of the Effective Date of this Agreement and true and complete copies of all Service Contracts have been provided to Purchaser. Except for the Service Contracts listed on the Service Contract Schedule, there are no service, management, maintenance or other similar type agreements or contracts relating to the operation, management or maintenance of the Property which shall survive the Closing or for which Purchaser shall have any liability or obligation. All of the Service Contracts are in full force and effect and, to Seller’s knowledge, free from material default. The Service Contracts will be assigned to Purchaser at Closing.

5.7 No Insurance Notice. Seller has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond.

5.8 No Underground Tank. To Seller’s actual knowledge, there are no underground storage tanks in, on or under the Property.

5.9 No Personality Liens. None of the Personal Property is subject to any lease or title retention agreement, except any equipment leases listed on the Exhibit C.

5.10 Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of the Effective Date, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of the Effective Date, or (v) made an offer of settlement, extension or composition to its creditors generally.

5.11 Domains. To Seller’s actual knowledge, the Domains are in good standing and not expired and Seller has unencumbered rights in the Domains and authority to transfer the Domains to Purchaser at the Closing. To Seller’s actual knowledge neither Seller nor Seller’s Representatives have registered or control any domain names that incorporate “Uptown Buckhead” and any symbol or design related thereto other than the Domains.

5.12 Financial Information. Seller represents and warrants to Seller’s knowledge, the Information Documents prepared by Seller that provide financial information and income and expense data with respect to the Property are accurate and complete in all material respects.

5.13 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Article 5 will survive Closing for a period of one hundred eighty (180) days. No claim for a breach of any representation or warranty of Seller will be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than $25,000, in which event the full amount of such valid claims will be actionable, up to but not exceeding the amount of the Liability Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach will have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action has been filed in a court of competent jurisdiction by Purchaser against Seller within one (1) year of Closing. As used herein, the term “Liability Cap” will mean the total aggregate amount of five hundred thousand dollars ($500,000). In no event will Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement exceed the amount of the Liability Cap. The Liability Cap does not include reasonable attorney’s fees and costs of litigation.

5.11 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of Robin Riecke and Emily-May Richards, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to Manager, or to any other officer agent, manager, representative, advisor, or employee of Seller or Manager, or an affiliate thereof or to impose upon such designated employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

ARTICLE 6

PURCHASER’S WARRANTIES & REPRESENTATIONS

6.1 Purchaser’s Authority, Etc. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so and may bind the Purchaser without the joinder or co-signature of any other person.

6.2 No Litigation. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate interfere with the consummation of the transaction contemplated by this Agreement.

6.3 Sophisticated Investor. Purchaser is a sophisticated Purchaser that specializes in the investment in and ownership and operation of income producing commercial real estate in geographically diverse markets. As such, it is a sophisticated real estate owner, investor, and manager with particular experience in the acquisition, ownership, and operations of properties similar to the Property. Purchaser further warrants and represents that it has the ability through its own employees, or through agents, independent contractors, consultants or other experts with whom it has a relationship, to evaluate fully the investment characteristics of the Property and to assess fully all issues pertaining to title to the Property, the assumption by Purchaser of the Leases and the Service Contracts, the value of the Property, the ability of Purchaser to obtain financing, the physical and environmental condition of the Property, and the compliance of the Property and the operation thereof with all applicable laws, rules, and regulations of any and all governmental agencies having jurisdiction with respect thereto, and the past and future economic performance of the Property. Accordingly, Purchaser warrants and represents that except for the express warranties and representations made by Seller in Article 5 hereof and as contained in the documents and instruments executed and delivered by Seller at Closing, Purchaser has not relied and will not rely upon any warranty, representation, statement of fact, or other information made by or furnished on behalf of Seller or any of its employees, affiliates, agents, Manager, investment advisor, consultants, contractors, or others, but is relying solely upon its own investigations, assessments, evaluations, and those of its own employees, agents, independent contractors, consultants, investment advisors and other experts with whom it is dealing in connection with the transactions contemplated by this Agreement.

6.5 OFAC Regulations.

(a) Neither Purchaser nor the owner of any controlling interest in Purchaser:

(1)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by the office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to the Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the Order and any other applicable rules, regulations, legislation or orders (such lists are collectively referred to as the “Lists”);

(2)	will transfer or permit the transfer of any controlling interest in Purchaser to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.

(b) Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any owner of any controlling interest in Purchaser becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser will immediately notify Seller in writing, and in such event, Seller will have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser, in which event the Earnest Money will promptly be returned to Purchaser and neither party will have any further rights or obligations under this Agreement, except for such as specifically survive termination.

6.6 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth this Agreement will survive Closing and will be a continuing representation and warranty for a period of one hundred eighty (180) days. No claim for a breach of any representation or warranty of Purchaser will be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Seller prior to Closing and (b) unless written notice containing a description of the specific nature of such breach will have been given by Seller to Purchaser prior to the expiration of said one hundred eighty (180) day period and an action has been filed in a court of competent jurisdiction by Seller against Purchaser within one (1) year of Closing.

ARTICLE 7

COVENANTS AND EXECUTORY AGREEMENTS

PENDING CLOSING

7.1 Intentionally Deleted.

7.2 Operations Pending Closing. From and after the Effective Date and continuing through Closing, Seller will operate and maintain the Property in the ordinary course of business substantially in accordance with Seller’s practices as of the Effective Date, including, without limitation, perform when due all of Seller’s obligations under all applicable laws.

7.3 New Leases. At any time during the term of this Agreement, Manager, on behalf of Seller, may enter into new Leases or renewals of existing Leases without the consent or approval of Purchaser provided that such new Lease or renewal (i) is made upon the current (meaning during the prior ninety (90) day period) economic terms offered by Manager to new or renewal tenants, including, without limitation, any free rent or other tenant inducements currently offered by Manager, (ii) is made on the standard Lease form employed by the Manager at the Property, and (iii) is for a term, including options to renew, not in the aggregate in excess of thirteen (13) months.

7.4 Intentionally Deleted.

7.5 Intentionally Deleted.

7.6 No 3rd Property Grant. Other than expressly provided for in this Agreement, it will not, without the prior written consent of Purchaser, grant any rights or other privileges or in with respect to the Property or any portion thereof or grant, or consent to or waive the right to object to, any easements, covenants or restrictions affecting all or any portion of the Property.

7.7 Retention of Personality. No Personal Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing.

7.8 Consistent Action. Seller will not, by reason of any action or omission of Seller, cause or permit any representation or warranty to become not true, incorrect or inaccurate.

7.9 Continuing Undertaking. Seller will promptly notify Purchaser it if discovers, determines or is notified that any warranty or representation made by Seller hereunder is not (or is no longer) true (each, a “R&W Breach”). To the extent that any such R&W Breach would have a material adverse effect on the Property or the transaction contemplated by this Agreement, as determined by Purchaser in its sole and absolute discretion, Purchaser shall have the right to terminate this Agreement in accordance with Section 10.2.

7.10 Zoning. Seller shall not initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation presently applicable to all or any part of the Property.

7.11 No Marketing. During the term of this Agreement, Seller shall not market the Property to third parties nor enter into any agreement to sell or option the Property or any portion thereof to any third party.

7.12 Service Agreements. Seller shall not enter into any contract, commitment or agreement affecting Property without Purchaser’s consent. Seller will terminate, at Seller’s sole cost and expense, its management agreement with the Manager.

7.13 Post-Closing Covenants. After the Closing, Seller agrees that it will take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as may be necessary to assure, complete and evidence the full and effective transfer and conveyance of Property, including, without limitation, taking any actions or executing any documents required to transfer the Domains to Purchaser and required by vendors under the Service Contracts after receipt of the Vendor Notices described in Section 9.2(g) below.

ARTICLE 8

CONDITIONS TO CLOSING

8.1 Conditions to Purchaser’s Obligations. Purchaser’s obligation to close the purchase and sale of the Property is conditioned upon each and every one of the foregoing conditions precedent:

(a) Seller has performed and observed in all material respects all covenants and agreements to be performed by Seller;

(b) All of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing, as evidenced by the delivery of the certification described in Section 9.2(n); and

(c) Seller’s title to the Property is good, marketable and insurable as set forth in Sections 1.3 and 3.2 hereof.

8.2 Conditions to Seller’s Obligations. Seller’s obligation to close the purchase and sale of the Property is conditioned upon each and every one of the foregoing conditions precedent:

(a) Purchaser has performed and observed in all material respects all covenants and agreements to be performed by Purchaser under this Agreement; and

(b) All of the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the date of Closing, as evidenced by the delivery of the certification described in Section 9.3(d).

ARTICLE 9

CLOSING

9.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) will be held via the mails, internet e-mail, and the use of electronic transfer of funds, with the Escrow Agent acting as closing agent, at 12:30 p.m. Eastern Time on March 30, 2015 (the “Closing Date”), provided, however, if the funds are not disbursed by the Escrow Agent by 2:00 p.m. Eastern Time on March 30, 2015, the Closing Date shall automatically be extended until March 31, 2015. At Closing, Seller and Purchaser must perform their respective obligations set forth in this Article 9 and elsewhere in this Agreement (to the extent not previously performed), and the performance by each of them will be a concurrent condition of the performance of the obligations of the other.

9.2 Seller’s Obligations at Closing. At Closing, Seller will:

(a) Execute and deliver to Purchaser, in recordable form, a Limited Warranty Deed in the form of Exhibit E (the “Deed”), conveying the Land and Improvements, subject only to the Permitted Exceptions;

(b) execute and deliver to Purchaser the Bill of Sale in the form of Exhibit F (the “Bill of Sale”), conveying the Personal Property without warranty of title (except for Seller’s acts) or use and without warranty, expressed or implied, as to merchantability and fitness for any purpose;

(c) execute and deliver to Purchaser the Assignment and Assumption of Leases in the form attached hereto as Exhibit G, pursuant to which Seller will transfer and assign its interest in the Leases to Purchaser and Purchaser will assume all obligations of Seller with respect thereto first arising after Closing;

(d) execute and deliver the Assignment and Assumption of Service Contracts in the form attached hereto as Exhibit H pursuant to which Seller will assign (to the extent its interests are assignable) its interest in the Service Contracts to Purchaser, and Purchaser will assume all Seller’s obligations with respect thereto first arising after Closing;

(e) execute and deliver the General Assignment of Intangibles in the form attached hereto as Exhibit I pursuant to which Seller will assign its interest in the Intangibles to Purchaser;

(f) join with Purchaser in the execution of a Tenant Notice in the form of Exhibit J which Seller covenants and agrees to send to each tenant on the Property (collectively, the “Tenants”) listed on the Lease Schedule delivered to Purchaser at Closing informing such Tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable, any refundable deposits) and directing that all rent and other sums payable after the Closing under each such Lease will be paid as set forth in the notice;

(g) execute and send a Vendor Notice in the form of Exhibit K to each of the parties providing services to the Property pursuant to the Service Contracts;

(h) deliver to the Escrow Agent such evidence as the Escrow Agent acting as title agent for the title insurer may reasonably require as to Seller’s authority to sell the Property and the authority of the person or persons executing documents on behalf of Seller;

(i) deliver to Purchaser a Certificate of Non-Foreign Status in the form of Exhibit L, duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(j) cause the delivery, at the Property, of the Leases, Service Contracts and licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property;

(k) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

(l) execute and deliver a closing statement (the “Closing Statement”) for the purchase and sale of the Property, in form and substance reasonably acceptable to Purchaser and Seller;

(m) deliver to the Escrow Agent any customary forms or documents of assurance required by the title insurer to issue to the Purchaser an Owner Policy of Title Insurance subject to the Permitted Exceptions with all endorsements requested by Purchaser, as applicable, (i) PT-61 (transfer tax form to be filed with deed); (ii) G-2RP (Georgia withholding form); (iii) either (A) Affidavit of Seller’s Gain or (B) Affidavit of Seller’s Residence; and (iv) an Affidavit Regarding Commercial Real Estate Brokers (“Broker Affidavit”) and a Lien Waiver Affidavit from the Broker sufficient to cause the Escrow Agent.

(n) execute and deliver a certificate reaffirming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date and attaching thereto an updated Lease Schedule certified by Seller to be true and correct in all material respect as of the Closing Date; and

(o) deliver such additional documents as are reasonably required to consummate the transaction contemplated by this Agreement, provided such additional documents do not impose upon Seller any additional obligations or expenses not otherwise provided for hereunder.

9.3 Purchaser’s Obligations at Closing. At Closing, Purchaser will:

(a) pay to Seller the full amount of the Purchase Price in the manner and subject to the adjustments and credits described in Article 2 and Section 9.4;

(b) join Seller in execution of the instruments described in subsections 9.2(c), (d), (e), (f), (g), (l) and (m);

(c) deliver to Seller such evidence as Seller’s counsel and/or the title insurer may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(d) execute and deliver a certificate reaffirming that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date; and

(e) deliver such additional documents as are reasonably required to consummate the transaction contemplated by this Agreement, provided such additional documents do not impose upon Purchaser any additional obligations or expenses not otherwise provided for hereunder.

9.4 Credits and Prorations.

(a) The following will be apportioned with respect to the Property as of 12:01 a.m. (local time at the Property), on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i) rents and other collected revenues and reimbursements under the Leases, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by Tenants under the Leases);

(ii) taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;

(iii) amounts due under the Service Contracts;

(iv) gas, water, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the last invoices preceding Closing and adjusted post-Closing to true-up the prorations and adjustments based on the amounts shown on the invoices subsequently received;

(v) any other operating expenses, pre-paid expenses, or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located; and

(vi) any other income (including but not limited to any up-front signing bonuses and other prepayments that would be considered deferred revenue under generally accepted accounting principles).

(b) Notwithstanding anything contained in the foregoing provisions:

(i) At Closing, Seller will credit to the account of Purchaser the amount of any and all refundable deposits actually held by Seller pursuant to the Leases (to the extent such deposits are not applied against delinquent rents, damage or otherwise prior to Closing). Seller will be entitled to receive and retain such refundable cash and deposits posted with utility companies serving the Property;

(ii) If taxes and assessments for the year of Closing are not known or cannot be reasonably estimated, taxes and assessments will be prorated as of Closing based on taxes and assessments for the year prior to Closing. Any additional taxes and assessments relating to the year of Closing or prior years arising out of a change in the use of the Land or the Improvements by Purchaser or a change in ownership will be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser will indemnify, defend, and hold Seller harmless for, from, and against any and all such taxes, which indemnification obligation will survive the Closing. When the amount of the taxes and assessments for the year of Closing is finally ascertained, the parties shall true-up the amounts apportioned at Closing and make all necessary adjustments by appropriate payments between the parties within thirty (30) days of receipt of the tax bill for such period;

(iii) Seller will receive a prorata portion of all available discounts for the payment of property taxes for the year of Closing;

(iv) Seller shall receive a credit at Closing for tenant reimbursements due and payable by tenants after Closing with respect to costs incurred by Seller prior to Closing for the provision of water and sewer to the Property. Such credit will be based on the average collections for said items over the period beginning March 1, 2014 and ending February 28, 2015;

(v) The Personal Property is included in this sale, without further charge; provided, however, Purchaser will be solely responsible for all sales and use taxes; and

(vi) Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing will be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller will, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser will, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser will be applied first to rents that were due and payable in the month of Closing; second, to those rents that are due and payable after Closing; and third, to those rents that are due and payable prior to the month of Closing. Purchaser will use commercially reasonable efforts after Closing to collect all rents in the usual course of Purchaser’s operation of the Property for a period of three (3) months, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. In the event that there shall be any rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing, then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing will, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof will be remitted promptly to Seller by Purchaser without reduction for any costs of collection or processing; and

(vii) If final prorations cannot be made at Closing for any item being prorated, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or payment information is available, with final adjustment to be made as soon as reasonably possible after the Closing but in no event later than ninety (90) days after Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice, which notice shall contain in reasonable detail a calculation evidencing such adjustment. Purchaser or Seller, as applicable, shall have reasonable access to, and the right to inspect such other party’s books to confirm the final prorations. Notwithstanding the foregoing, in the event the property taxes and assessments for the year of Closing is not available until after such 90-day period, the parties shall make a final adjustment for the property taxes within thirty (30) days of receipt of the tax bill for such period.

(c) In connection with the prorations described in this Section 9.4, Seller shall prepare a closing statement with the prorations and adjustments required by this Agreement and submit the same to Purchaser for review and approval by 2:00 p.m. on March 26, 2015.

(d) The provisions of this Section 9.4 will survive the Closing.

9.5 Closing Costs. Purchaser will be responsible for the cost of (i) preparation of the Title Commitment and the ALTA Owner Policy of Title Insurance issued by the title insurer to Purchaser at Closing (the “Title Policy”) and of any endorsements to the Title Policy which Purchaser may elect to obtain from the title insurer, (ii) any update of the Existing Survey or any new survey, (iii) any financing, including without limitation any mortgage taxes and any Loan Policy of Title Insurance and (iv) one-half ( 1⁄2) of all escrow fees. Seller shall pay (i) the cost of any prepayment penalties on any existing mortgages, (ii) preparation and recording of any corrective instruments as to Seller’s title to the Property, including, all instruments required to discharge all Monetary Liens, (iii) transfer tax and (iv) one-half ( 1⁄2) of all escrow fees. Seller and Purchaser will each pay the costs of their respective attorneys’ fees.

ARTICLE 10

DEFAULT

10.1 Default by Purchaser. If Purchaser shall default in the performance of its obligations under this Agreement or otherwise fail to consummate this Agreement for any reason other than Seller’s default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, Seller will be immediately entitled, as its sole and exclusive remedy, to terminate this Agreement and to receive the Earnest Money, which shall constitute and be deemed to be the agreed and liquidated damages of Seller. Nothing contained in this Section 10.1, however, will limit, restrict or impair the liability of Purchaser under the indemnity provided in Section 4.5.

10.2 Default by Seller. If Seller shall default in the performance of its obligations under this Agreement or otherwise fail to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser’s sole and exclusive remedy will be either (i) to receive the return of the entire Earnest Money or (ii) seek specific performance of this Agreement; provided that any suit for specific performance brought by Purchaser must be filed within one hundred eighty (180) days after Seller’s default and to the extent permitted by law. Purchaser covenants that it shall not file a lis pendens or other similar notice against the Property except in connection with and after the proper and timely filing of a suit for specific performance. In the event the transaction contemplated hereby is not closed as a result of a default by Seller under this Section 10.2, Seller shall reimburse Purchaser for all of Purchaser’s reasonable and actual third party expenses incurred in connection with this Agreement and Purchaser’s inspection and investigation of the Property not to exceed $50,000.

10.3 Notice and Cure. Seller will not be deemed to be in default hereunder until and unless Seller has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within ten (10) business days after receipt of such notice.

ARTICLE 11

RISK OF LOSS

11.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement will remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Property in question. In the event that Seller elects to perform repairs upon the Property, Seller shall proceed diligently to complete such repairs by the date of Closing. If Seller elects to assign a casualty claim to Purchaser (and all proceeds related thereto), the Purchase Price will be reduced by an amount equal to the deductible amount under Seller’s insurance policy, and the amount of any uninsured damage. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

11.2 Major Damage. In the event of a “major” loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money will be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser will be deemed to have elected to proceed with Closing, in which event Seller will, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the portion of the Property in question. In the event that Seller elects to perform repairs upon the Property, Seller shall proceed diligently to complete such repairs promptly by the date of Closing. If Seller elects to assign a casualty claim to Purchaser (and all proceeds related thereto), the Purchase Price will be reduced by an amount equal to the deductible amount under Seller’s insurance policy and the amount of any uninsured loss, as determined by a contractor selected by Seller and reasonably approved by Purchaser in accordance with Section 11.3 below, equal to or greater than $500,000.00. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

11.3 Definition of “Major” Loss or Damage. For purposes of Sections 11.1 and 11.2, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the portion of the Property in question to a condition substantially similar to that of the Property in question prior to the event of such loss or damage would be, in the opinion of a contractor selected by Seller and reasonably approved by Purchaser, equal to or greater than $500,000.00, and (ii) any loss due to a condemnation. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving a contractor within five (5) business days after receipt of notice of the proposed contractor, Purchaser will be deemed to have approved the contractor selected by Seller. Seller shall not settle or adjust any insurance or condemnation claim without the consent of Purchaser, which shall not be unreasonably withheld.

ARTICLE 12

BROKERAGE COMMISSIONS

Seller agrees to pay to Jones Lang LaSalle Americas, Inc. (the “Broker”) a brokerage commission pursuant to a separate written agreement between Seller and Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will be responsible for and reimburse the other party for any and all loss, liability, cost, damage and expense in connection therewith (including reasonable attorneys’ fees). The provisions of this Article 12 will survive Closing.

ARTICLE 13

ESCROW

13.1 Escrow Agent. Escrow Agent has agreed to act as escrow agent for the convenience of the parties without fee or other charges for such services as escrow agent. The Escrow Agent will not be liable: (i) to any of the parties for any act or omission to act except for its own gross negligence, bad faith or willful misconduct; (ii) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by the Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument (except for the title commitment and title policy); (iii) for any loss or impairment of funds that have been deposited in escrow in accordance with this Agreement while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution, unless the Escrow Agent fails to move such funds to another financial institution in accordance with joint written instructions from Seller and Purchaser to the Escrow Agent, (iv) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction has instructed the Escrow Agent to comply with such time limit; or (v) for the default, error, action or omission of either Seller or Purchaser to the escrow. Escrow Agent will be entitled to rely, in good faith, on any document or paper received by it, believed by the Escrow Agent, in good faith, to be bona fide and genuine.

13.2 Interpleader Action. In the event of any dispute as to the disposition of the Earnest Money or any other monies held in escrow, the Escrow Agent will give written notice to all parties advising same that, in the absence of written instructions signed by both Purchaser and Seller received within ten (10) days of the date of such notice, the Escrow Agent may interplead the Earnest Money by filing an interpleader action in the Circuit Court of Fulton County, Georgia (to the jurisdiction of which both parties hereby consent) or may continue to hold the Earnest Money and take no action until the Escrow Agent receives such joint written instructions or an order of a court as to the disposition of same. If the Escrow Agent receives the aforesaid written instructions, it will continue to hold the Earnest Money pursuant to such written instructions. If the Escrow Agent does not receive the aforesaid written instructions, it may pay into the registry of the court the Earnest Money and any other monies held in escrow or may continue to hold the Earnest Money and take no action until the Escrow Agent receives such joint written instructions or an order of a court as to the disposition of same, whereupon the Escrow Agent will be relieved and released from any further liability as escrow agent hereunder. The Escrow Agent will not be liable for the Escrow Agent’s compliance with any legal process, subpoena, writs, orders, judgments and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

ARTICLE 14

MISCELLANEOUS

14.1 Confidentiality. Purchaser and its representatives will hold in strictest confidence all data and information obtained with respect to Seller, its business or the Property that is not otherwise available to the public, whether obtained before or after the execution and delivery of this Agreement, and will not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to Purchaser’s Lender, Purchaser’s affiliates and to Purchaser’s or its affiliates’ employees, consultants, accountants, contractors, investors, partners, attorneys, agents and representatives. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser will promptly return to Seller or destroy any statements, documents, schedules, exhibits or other written information obtained from Seller, its advisors and/or the Manager in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 14.1, Seller will be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein will be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 14.1 are subject to, and the parties will comply with, all applicable law and any order of a competent court. This Section 14.1 will survive Closing.

14.2 Public Disclosure. Either party shall be permitted to make a release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement; provided, however, such party’s release shall not disclose the Purchase Price or the identity of the beneficial owner or owners of the other party without such other party’s consent, which shall not be unreasonably withheld, conditioned or delayed. To the extent a party issues a release in accordance with this Section 14.2, such party shall deliver a copy thereof to the other party. Notwithstanding the foregoing, both Seller and Purchaser shall be permitted to make filings and disclosures related to the transactions contemplated by this Agreement as may, in such party’s reasonable judgment, be required by applicable law, including, without limitation, disclosures required to be made to the Securities and Exchange Commission. Seller shall request that the Broker comply with this Section 14.2 with respect to the issuance of any press release. This Section 14.2 shall survive Closing.

14.3 Discharge of Obligations. The acceptance of the Deed by Purchaser will be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

14.4 Assignment. Purchaser may assign its rights under this Agreement only as set forth in this Section 14.4 upon the following conditions: (i) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser or with any of its principals, (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the assignee of Purchaser must assume all obligations of Purchaser hereunder, but Purchaser will remain primarily liable for the performance of Purchaser’s obligations, and (iv) a copy of the fully executed written assignment and assumption agreement will be delivered to Seller by 5:00 p.m. on March 25, 2015. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser to any person or entity that would not be qualified to be a permitted assignee of Purchaser’s interest hereunder without Sellers written approval, which approval may be given or withheld in Seller’s sole discretion, will constitute a default by Purchaser under this Agreement. Any assignment or attempted assignment by Purchaser of this Agreement or any rights hereunder which does not satisfy the conditions of the first sentence of this Section 14.4 will be void ab initio, of no force or effect and Purchaser will remain fully liable for the performance of its obligations under this Agreement.

14.5 Notices. Any notice pursuant to this Agreement must be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission or email sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith, and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission (or next business day if transmitted on a day other than a business day) provided that an original of such facsimile or such email is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Seller:	Emily-May Richards
The Shoptaw Group
Two Buckhead Plaza, Suite 460
3050 Peachtree St. NW
Atlanta, GA 30305
Fax No: (678) 538-1055
Email: erichards@SGATL.com

with a copy to:	Sutherland Asbill & Brennan LLP
999 Peachtree Street, NE
Atlanta, Georgia 30309-3996
Attention: H. Edward Hales, Jr., Esq.
Fax No.: (404) 853-8806

If to Purchaser:	Pamela Arms
Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Fax No.: (215) 761-0491
Email: parms@resourcerei.com

with a copy to:	Aldie Jennings Loubier, Esq.
Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, PA 19103
Fax No.: (215) 553-8426
Email: aloubier@resourcerei.com

14.6 Modifications. This Agreement cannot be changed orally, and no executory agreement will be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

14.7 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period will run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period will be deemed to end at 5 p.m., Eastern time.

14.8 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

14.9 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

14.10 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser will, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 14.10 will survive Closing.

14.11 Counterparts; Facsimile Signatures. This Agreement may be executed in identical counterparts, and all such executed counterparts will constitute the same agreement. It will be necessary to account for only one such counterpart in proving this Agreement. Signatures to this Agreement transmitted by telecopy, facsimile or electronic mail will be valid and effective to bind the party so signing. Each party agrees to promptly deliver any execution original to this Agreement with its actual signature to the other party, but a failure to do so will not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement will be bound by its own signature sent by telecopy, facsimile or electronic mail and will accept the signature of the other party so transmitted.

14.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nonetheless remain in full force and effect.

14.13 Applicable Law. The Seller is a limited liability company formed under the laws of the State of Georgia and its principal place of business is located in the State of Georgia and the Property is located in Fulton County, Georgia. Except to the extent expressly provided in the following sentence, Seller and Purchaser hereby irrevocably (i) agree that any suit under this Agreement will in all respects be governed by and construed in accordance with the laws of the State of Georgia and, as applicable, the substantive federal laws of the United States, and (ii) submit to the jurisdiction of any state or federal court sitting in Fulton County, Georgia in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding will be heard and determined in a state or federal court sitting in Fulton County, Georgia. Purchaser and Seller agree that the provisions of this Section 14.13 will survive the Closing.

14.14 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser and its permitted assigns only and are not for the benefit of any third party, and accordingly, no third party will have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

14.15 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

14.16 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

14.17 Termination of Agreement. If either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination will operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

14.18 Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith, it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Purchaser or its successors or assigns against Seller in connection with this Agreement, including, without limitation, with respect to any alleged act or omission of Seller or any representative of Seller, any misrepresentation (whether allegedly intentional or unintentional) by or on behalf of Seller, or any breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in this Agreement or in any of the Seller’s Closing Documents (collectively, “Seller’s Undertakings”) will not exceed the Liability Cap and in any event will not survive Closing for more than one hundred eighty (180) days unless written notice containing a description of the specific nature of such breach will have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action has been filed by Purchaser against Seller in a court of competent jurisdiction for said breach within one (1) year of Closing, and (b) no personal liability or personal responsibility of any sort with respect to any of Seller’s Undertakings or any alleged breach thereof is assumed by, or will at any time be asserted or enforceable against, Seller or its affiliates, or against any of their respective shareholders, directors, officers, employees, agents, advisors, constituent partners, members, beneficiaries, trustees or representatives. Notwithstanding the foregoing, there shall be no limit on liability or limit on time to commence an action with respect to Seller’s indemnification obligations under Article 12 hereof.

14.19 Time of the Essence. Time is of the essence in this Agreement.

14.20 Attorneys’ Fees. In the event either party files a lawsuit in connection with this Agreement or any provisions contained herein, then the party that prevails in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages, as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit. This covenant shall survive the Closing or termination of this Agreement.

14.21 Intentionally Deleted

14.22 Additional Covenants of Seller. In addition to the obligations imposed and covenants made by Seller in this Agreement, Seller covenants and agrees that:

(a) Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period, without the prior consent of Purchaser;

(b) at the time of Closing, Seller shall cause all apartment units in the Property which have been vacant for five (5) days or more to be in a market rent-ready condition (i.e., as necessary, painted, cleaned, carpeted, with all appliances in working condition). In connection with this rent ready covenant, on March 26, 2015, Purchaser will be permitted to inspect such vacant units at the Property with a representative of Seller to confirm that such units are in rent ready condition;

(c) it will promptly give notice to Purchaser of every threatened or actual litigation, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding concerning or affecting the Property (including, without limitation, the sale thereof to Purchaser) or any portion thereof between the date of this Agreement and the Closing;

(d) it will promptly give notice to Purchaser of all written notices received by Seller asserting any breach or default under any of the Leases or the Service Contracts or any violation of any licenses and permits or any covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinates applicable to the Property; and

(e) it shall maintain in full force and effect all insurance which it presently maintains with respect to the Property through Closing.

14.23 Rule 3-14 Compliance. Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, necessary to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one (1) immediately preceding calendar year. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit, which will include verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Purchaser. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller’s obligation to maintain its records for use under this Section 14.23 shall be an on-going condition to Closing for Purchaser’s benefit until Closing. Seller shall maintain its records for use under this Section 14.23 for a period of not less than two (2) years after the Closing Date. The provisions of this Section shall survive Closing for a period of two (2) years. After Closing, the Escrow Agent shall hold $5,000 of the Purchase Price in escrow pending the filing of the Rule 3-14 audit with the Securities and Exchange Commission Regulation. The Escrow Agent shall release such $5,000 to Seller promptly after receiving written notice of such filing, but in no event later than eighty (80) days after the Closing Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

SG Uptown Buckhead – Atlanta, LLC, a Georgia limited liability company

By:	TSG 12, LLC, its manager,

By:	/s/ Emily-May Richards
Name:	Emily- May Richards
Its:	COO & CFO

PURCHASER:

RRE Opportunity OP II, LP a Delaware limited partnership

By:	Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation, its general partner

By:	/s/ Alan F. Feldman
Name: Its:	Alan F. Feldman Chief Executive Officer

Escrow Agent Joinder

By its execution below, Escrow Agent acknowledges its receipt of a copy of this Agreement and of the Deposit in the amount of $            , and agrees to hold and disburse the Earnest Money in accordance with the terms and conditions of this Agreement.

Trinity Title Insurance Agency, Inc.

By:
Name:
Title:

SCHEDULE OF EXHIBITS:

Exhibit A	Legal Description of the Land
Exhibit B	Lease Schedule
Exhibit C	Service Contracts Schedule
Exhibit D	Schedule of Insurance Coverage Requirements
Exhibit E	Form of Deed
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Assignment ad Assumption of Leases
Exhibit H	Form of Assignment and Assumption of service contracts
Exhibit I	General Assignment of Intangibles
Exhibit J	Form of Tenant Notice
Exhibit K	Form Vendor Notice Letter
Exhibit L	Form of certificate of non-foreign status
Exhibit M	Information Documents
Exhibit N	PERSONAL PROPERTY

i

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

A-1

EXHIBIT B

LEASE SCHEDULE

B-1

EXHIBIT C

SERVICE CONTRACTS SCHEDULE

Service Contracts - Exhibit C

Type of Contract	Contractor	Effective Date	Term	Cancellation
Landscape Maintenance	Town Scapes	8/1/2013	1 year	30 day written

Termite - Annual Contract	Lawrenceville Pest Control	11/11/2013	1 year	30 days written

Extermination	Lawrenceville Pest Control	11/11/2013	1 year	30 days written

Cable- Revenue Share	Comcast Cable Communications	5/10/2010	7 years	60 days prior to expiration

Trash Removal	Waste Management	10/1/2013	3 years	90 days written

Copier	Milner- DeLage Landen Financial Services, Inc.	6/28/2011	4 years	60 days written

Key System	Key Trac	6/4/2007	5 years	45 day written notice

Emergency Phone	Kings III	9/29/2000	MTM	30 days written

Social Media-Facebook, Blog, Twitter, Google+	ResPage/4Walls Inc.	10/1/2013	3 months	30 days written

Office Phones	AT&T	1/21/2008	2 years	60 days written

Advertising	Capture the Market	1/27/2011	1 year	30 days written

Fitness Equipment	Fitness Equipment Sales Inc.	8/2/2007	MTM	30 days written

Street Pole Lighting Contract	Georgia Power	11/16/2007	2 years	30 days written

Water Billing	Conservice	12/22/2014	1 year	60 days written

Collections	Carter Young	9/26/2013	1 year	30 days written

C-1

EXHIBIT D

SCHEDULE OF INSURANCE COVERAGE REQUIREMENTS

Purchaser and its agents and consultants will have in effect commercial general liability insurance naming Seller as an additional insured party, with (i) limits of not less than $1,000,000.00 per occurrence for personal injury, including bodily injury and death, and property damage, and (ii) waiver of subrogation. Prior to entering the Property, Purchaser must deliver to Seller certificates of insurance evidencing such coverage.

D-1

EXHIBIT E

FORM OF DEED

This instrument prepared by,

and after recording return to:

LIMITED WARRANTY DEED

THIS INDENTURE made this     day of March, 2015, between SG Uptown Buckhead – Atlanta, LLC, a Georgia limited liability company (hereinafter referred to as “Grantor”), and                     , a                     (hereinafter referred to as “Grantee”).

WITNESSETH:

WITNESSETH: That Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained, sold and conveyed unto Grantee all that tract or parcel of land described on Exhibit A attached hereto and made a part hereof.

TO HAVE AND TO HOLD the said bargained premise, together with all and singular the rights, members and appurtenances thereof, to the same being, belonging or in any wise appertaining to the only proper use, benefit and behoof of Grantee, forever, IN FEE SIMPLE.

Grantor will warrant and forever defend the right and title to the above described property unto Grantee against the claims of all persons owning, holding, or claiming by, through or under Grantor and not otherwise, subject only to those Permitted Title Exceptions listed on Exhibit “B” attached hereto and made a part hereof.

The words “Grantor” and “Grantee” include all genders, plural and singular, and their respective heirs, successors and assigns where the context requires or permits.

E-1

IN WITNESS WHEREOF, Grantor has signed and sealed this deed as of the day and year first above written.

Signed, sealed and delivered in the presence of: WITNESS (Printed Name) NOTARY PUBLIC (Printed Name) My Commission expires: (NOTARY SEAL)	GRANTOR: SG Uptown Buckhead – Atlanta, LLC, a Georgia limited liability company By: TSG 12, a Georgia limited liability company, its Manager By: Name: Title:

E-2

EXHIBIT F

FORM OF BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SG Uptown Buckhead – Atlanta, LLC (“Seller”), hereby conveys to                     (“Purchaser”), all of Sellers right, title and interest in and to those certain items of personal property described on Exhibit A attached hereto and made a part hereof and all other furniture, fixtures, appliances, office equipment, window treatments and equipment (the “Personal Property”) relating to and used exclusively in connection with the operation of certain real property located at 3707 Roswell Rd. NE, Atlanta, GA 30342, commonly known as Uptown Buckhead Apartments.

Seller represents and warrants to Purchaser that Seller has not previously conveyed, assigned or encumbered title to the Personal Property; however, Seller specifically does not make any other express or implied warranty or representation with respect to the Personal Property, including, but not limited to, fitness for any particular purpose; the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract relating thereto; patent infringement; or latent defect. Except as expressly stated herein, Purchaser accepts the Personal Property on an “as is, where is” basis.

This Bill of Sale is subject to Sections [5.10 and 14.18] of that certain Purchase and Sale Agreement dated as of March    , 2015 by and between Seller and Purchaser.

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of this     day of             , 2015.

SELLER:

SG Uptown Buckhead – Atlanta, LLC, a Georgia limited liability company

By:	TSG 12, a Georgia limited liability company, its Manager

By:
Name:
Title:

F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SG Uptown Buckhead – Atlanta, LLC (“Assignor”), hereby sells, transfers, assigns and sets over unto                                          (“Assignee”), its legal representatives, successors and assigns, all of Assignors right, title and interest in, to and under (a) those certain leases referred to on Exhibit A attached hereto and made a part hereof (the “Leases”) affecting the real estate legally described in the Agreement (as hereinafter defined) and commonly known as Uptown Buckhead Apartments (the “Property”), (b) the rent therein referred except, however, that portion of said rent attributable to periods of time prior to the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of March    , 2015 (the “Agreement”) and (c) the refundable deposits actually held by Assignor pursuant to the Leases (to the extent such deposits are not applied against delinquent rents, damage or otherwise prior to Closing).

Assignee does hereby accept the foregoing Assignment and Assumption of Leases subject to the terms and conditions herein and in the Leases, and does hereby assume, without exculpation, as of the date hereof, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Leases first arising from and after the Closing Date and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original landlord or lessor thereunder.

Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events, acts, omissions or occurrences occurring prior to the Closing Date.

Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events, acts, omissions or occurrences occurring from and after the Closing Date.

Notwithstanding anything to the contrary contained in this Assignment and Assumption of Leases, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder will be limited as set forth in Sections 5.10 and 14.18 of the Agreement.

This Assignment and Assumption of Leases will be binding upon and will inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This Assignment and Assumption of Leases may be executed and delivered in any number of counterparts, each of which so executed and delivered will be deemed to be an original and all of which will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases this      day of March, 2015.

Assignor:

SG Uptown Buckhead – Atlanta, LLC, a Georgia limited liability company

By:	TSG 12, LLC, its manager

By:
Name:
Its:

Assignee:

a

By:
Name:
Its:

EXHIBIT A

TO

ASSIGNMENT AND ASSUMPTION OF LEASES

LEASES

EXHIBIT H

FORM OF ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SG Uptown Buckhead – Atlanta, LLC (“Assignor”), hereby sells, transfers, assigns and sets over to                     (the “Assignee”), and Assignee hereby assumes and accepts the assignment and delegation of all of Assignor’s right, title and interest in and to the contracts described on Exhibit A attached hereto relating to certain real property located at 3707 Roswell Rd., NE, Atlanta, GA 30342, and Assignee hereby accepts such assignment and hereby assumes the performance of all of the terms, covenants and conditions imposed upon Assignor under said contracts first accruing or arising on or after the date of this Assignment.

Assignor hereby covenants that Assignor will, upon written request, execute and deliver to Assignee or Assignee’s successors, nominees or assigns (collectively, “Assignee’s Successors”), any instruments as Assignee or Assignee’s Successors may reasonably request in order to fully assign to Assignee or Assignee’s Successors all Assignor’s right, title, and interest in and to the contracts listed on Exhibit A hereto.

Assignor will be responsible for and Assignee will not be liable for any and all costs (including reasonable attorneys’ fees and costs), damages, liabilities, claims, losses and causes of action incurred by or asserted against Assignee as a result of any failure to perform any obligation of Assignor under said contracts which accrued prior to the date of this Assignment.

Assignee will be responsible for and Assignor will not be liable for any and all costs (including reasonable attorneys’ fees and costs), damages, liabilities, claims, losses, and causes of action incurred by or asserted against Assignor as a result of any breach by Assignee, from and after the date of this Assignment, of any of Assignees obligations under the contracts listed on Exhibit A hereto.

Notwithstanding anything to the contrary contained in this Assignment and Assumption of Service Contracts, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder will be limited as set forth in Sections [5.10 and 14.18] of that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of March    , 2015.

This Assignment and Assumption of Service Contracts will be binding upon and will inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered will be deemed to be an original and all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the date set forth below.

Executed as of this     day of             , 20    .

Assignor:

SG Uptown Buckhead – Atlanta, LLC, a Georgia limited liability company

By:	TSG 12, LLC, its manager

By:
Name:
Its:

Assignee:

a

By:
Name:
Its:

EXHIBIT “A”

TO

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

SCHEDULE OF CONTRACTS

(See Attached)

EXHIBIT I

GENERAL ASSIGNMENT OF INTANGIBLES

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SG Uptown Buckhead – Atlanta, LLC, (“Assignor”), hereby sells, transfers, assigns and sets over unto                                     (“Assignee”), its legal representatives, successors and assigns, all of Assignors right, title and interest in and to, (i) all assignable existing warranties and guaranties (express or implied) issued to or inuring to the benefit of Assignor in connection with the Property; (ii) all assignable licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps or plats, land sale registrations, property reports, conditional use permits, special use permits, declarations of non-significance, environmental impact statements and entitlements issued, approved or granted to or for the benefit of Seller or Sellers predecessors in interest by applicable governmental authorities or otherwise in effect and which relate to the Property, and including (without limitation) all assignable development rights and other intangible rights, titles, interests, privileges and appurtenances owned by Seller or Sellers predecessors-in-interest as owner of the Property and in any way related to or used in connection with the Property, (iii) all assignable telephone numbers, telefax numbers, trade names, logos, marks, trademarks, service marks, symbols and items of identification relative to the Property which are owned by Seller, or in which Seller has a property interest, including, without limitation, the name “Uptown Buckhead” and derivations thereof, the domain name: www.uptownbuckheadapts.com together with related URLs, social media accounts and the logo, photo, video and e-brochure files for Uptown Buckhead, (iv) all assignable licenses, consents, easements, rights of way and approvals required to make use of utilities and to ensure vehicular and pedestrian ingress and egress to the Property, (v) plans, drawings, specifications, surveys, engineering reports, and other technical descriptions, if any, relating to the Property in Assignors possession, and (vi) all other items of intangible personal property owned by Assignor or in which Seller has property interest that relate in any way to the ownership, use, leasing, maintenance, service or operation of the Property (collectively, the Intangibles).

This General Assignment of Intangibles will be binding upon and will inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This General Assignment of Intangibles may be executed and delivered in any number of counterparts, each of which so executed and delivered will be deemed to be an original and all of which will constitute one and the same agreement.

Notwithstanding anything to the contrary contained in this General Assignment of Intangibles, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder will be limited as set forth in Sections [5.10 and 14.18] of that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of March     , 2015.

All capitalized terms used herein unless otherwise defined herein have the same meaning as set forth in the Agreement.

[Signatures on following page]

I-1

IN WITNESS WHEREOF, the parties hereto have executed this General Assignment of Intangibles this     day of March, 2015.

Assignor:

SG Uptown Buckhead – Atlanta, LLC, a Georgia limited liability company

By:	TSG 12, LLC, its manager

By:
Name:
Its:

Assignee:

a

By:
Name:
Its:

I-2

EXHIBIT J

FORM OF TENANT NOTICE

March     , 2015

Uptown Buckhead

3707 Roswell Road

Atlanta, Georgia 30342

Re:	NOTIFICATION REGARDING CHANGE OF OWNERSHIP

Dear Resident,

We are pleased to announce that effective Tuesday, March 31, 2015, SG Uptown Buckhead-Atlanta, LLC (“Seller”) sold Uptown Buckhead to                     (“Purchaser”). Along with a new ownership,                     has assumed the management responsibilities from Fogelman Management Group.

The refundable deposit and/or refundable pet deposit that you paid in conjunction with your leased apartment has been transferred to the new ownership for distribution in accordance to the terms and conditions set forth in your lease agreement. All future rental payments with respect to your apartment lease agreement should continue to be paid on the 1st of each month directly to the onsite leasing office. Your current lease and terms remain in full force with this change in ownership.

We look forward to serving you. If you have any questions please feel free to contact the office at (404) 233-4353.

Thank you,

The Management Team

J-1

EXHIBIT K

FORM OF VENDOR NOTICE LETTER

CHANGE OF OWNERSHIP AND

ASSUMPTION OF EXISTING CONTRACT NOTIFICATION

March     , 2015

Vendor Name

Address

Re:	Uptown Buckhead

3707 Roswell Road

Atlanta, Georgia 30342

Account #

To Whom It May Concern:

Effective             , March     , 2015, SG Uptown Buckhead-Atlanta, LLC d/b/a Uptown Buckhead apartments has been sold to                     . The new owners are responsible to establish new accounts for services in regarding to the above named account and/or service contract currently in place at Uptown Buckhead.

Any service rendered after the ownership change effective March     , 2015 will be the sole responsibility of                             .

Any services rendered prior to the ownership change on March     , 2015 whereby your records indicate that an unpaid balance exist, you should forward the documentation for review and processing to:

SG Uptown Buckhead-Atlanta, LLC

C/O The Shoptaw Group

Two Buckhead Plaza

3050 Peachtree Rd. NW, Suite 460

Atlanta, GA 30305

Attn: Paige Perritt

Thank you in advance for your assistance with this matter. If you have any questions, please don’t hesitate to contact me at (618) 538-1051 or via email at pperritt@sgatl.com.

Sincerely,

Asset Management Associate

K-1

EXHIBIT L

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by             , a             (“Seller”), the undersigned hereby certifies the following on behalf of the Seller:

1.	Seller is not a foreign (as this term is defined in the Internal Revenue Code and Income Tax Regulations);

2.	Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

2.	Seller’s U.S. employer identification number is ; and

3.	Seller’s address is .

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that it has examined this certification and to the best of its knowledge and believe it is true, correct and complete, and it further declares that it has authority to sign this document on behalf of Seller.

Dated:             , 20

Seller:

,
a

By:
Name:
Its:

L-1

EXHIBIT M

INFORMATION DOCUMENTS

1.	Security deposit audit report;

2.	A detailed Rent Roll report reflecting all resident names, charges, credits and concessions allocated to the units (from December 2013 through month of sale);

3.	List of any capital expenditures during the period of Seller’s ownership;

4.	List of personal property;

5.	Zoning letter;

6.	Real estate tax bills for 2013 and 2014 as well as any assessments or tax bills for 2015;

7.	Owner’s title insurance policy;

8.	Business license and required permits;

9.	Monthly income statements beginning December 2013 through date of sale;

10.	Insurance ACORDS and claims history for past 5 years together;

11.	Termite agreement and inspection report;

12.	Certificates of Occupancy;

13.	ALTA/ACSM survey;

14.	Engineering reports;

15.	Environmental phase I;

16.	Service contracts;

17.	Non-Revenue Units, Employee Discounted Units and Payroll;

18.	Copy of Common Area Utility Bills for past 12 months;

19.	Copy of Lease and Paperwork;

20.	Resident Utility Billing Reports (RUBS) for past 12 months;

21.	Monthly Occupancy and Turnover for 2013, 2014, and 2015;

22.	Monthly bank statements beginning December 2013 and through date of sale and reconciliations to aforementioned bank statements;

23.	Trial balances for years ended 2013, 2014 and the two month period ended 2/18/15;

24.	Balance sheet at 12/31/13, 12/31/2014, and 2/28/15;

25.	Account payable and account receivable detail listing/aging reports at 12/31/13, 12/31/14 and date of sale;

26.	Check registers and payable registers for January 2014, February 2014, January 2015, and February 2015;

27.	General Ledger for 2013 and 2014; and

28.	First page, signature page and page with management fee provision of the management agreement.

M-1

EXHIBIT N

PERSONAL PROPERTY LIST

N-1